February 11, 2019

Mark Kowal
Chief Accounting Officer
World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, CT 06902

       Re: World Wrestling Entertainment, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed February 8, 2018
           Form 10-Q for Fiscal Quarter Ended September 30, 2018
           Filed October 25, 2018
           File No. 001-16131

Dear Mr. Kowal:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure